Media Contact

Mary Ann Kabel
Director Corporate Communications
phone (937) 224-5940

e-mail communications@dplinc.com

For Immediate Release:

DPL Inc. announces the retirement of the J.M. Stuart and Killen Station power plants

DAYTON, OH – May 31, 2018 – Today, DPL Inc. (“DPL”), an AES company (NYSE: AES), announced that the J.M. Stuart and Killen Stations have been retired as planned, in response to declining market conditions. J.M. Stuart Station is a 1,755 megawatt facility co-owned by DPL’s subsidiary, AES Ohio Generation, LLC (AES Ohio Gen), Vistra Energy and American Electric Power (AEP) with coal-fired and diesel-fired generating units. Killen Station is a 618 megawatt facility co-owned by AES Ohio Gen and Vistra Energy with a coal-fired generating unit and combustion turbine. Both power plants are located in Adams County, Ohio.
"Collectively for more than 40 years, the J.M. Stuart and Killen Stations have provided safe, reliable power and have been an integral part of Adams County’s economy and a partner in the community,” said Craig Jackson, President and Chief Executive Officer of DPL Inc. "We are incredibly proud of the men and women at the plants and thank them for their dedicated service."
DPL recognizes the extent of the impact the decision to retire J. M. Stuart and Killen Stations has on our people and the communities in which they live. We are proactively managing workforce transitions, including opportunities to be redeployed within AES’ portfolio, as well as financial support for workforce development and job retraining efforts in Adams County.

About DPL Inc. and AES
DPL Inc. (DPL) is a regional energy provider and an AES company. DPL’s significant subsidiaries include The Dayton Power and Light Company, AES Ohio Generation, LLC (AES Ohio Gen), Miami Valley Insurance Company (MVIC), and Miami Valley Lighting, LLC (MVLt). AES Ohio Gen co-owns merchant generation facilities; The Dayton Power and Light Company, a regulated electric utility, provides service to over 520,000 customers in West Central Ohio; MVIC, a captive insurance company, provides insurance services to DPL and its subsidiaries, and MVLt maintains outdoor lighting to governments and businesses. For more information about the company, please visit www.dplinc.com. Connect with DP&L at
www.twitter.com/dpltoday, www.linkedin.com/company/dayton-power-and-light, and at www.facebook.com/DPLToday.

The AES Corporation (NYSE: AES) is a Fortune 500 global power company. We provide affordable, sustainable energy to 15 countries through our diverse portfolio of distribution businesses as well as thermal and renewable generation facilities. Our workforce is committed to operational excellence and meeting the world’s changing power needs. Our 2017 revenues were $11 billion and we own and manage $33 billion in total assets. To learn more, please visit www.aes.com.  Follow AES on Twitter @TheAESCorp.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. These statements include, but are not limited to, statements regarding management’s intents, beliefs and current expectations and typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “forecast,” “target,” “will,” “would,” “intend,” “believe,” “project,” “estimate,” “plan” and similar words. Such forward-looking statements include, but are not limited to, statements concerning the retirement and decommissioning of assets. Forward-looking statements are not intended to be a guarantee of future results, but instead constitute current expectations based on reasonable assumptions.

Actual results could differ materially from those projected in our forward-looking statements due to uncertainties and other factors. Important factors that could affect actual results, for example, are discussed in DPL’s filings with the Securities and Exchange Commission, including, but not limited to, the risks discussed under Item 1A “Risk Factors” in DPL’s 2017 Annual Report on Form 10-K. Readers are encouraged to read DPL’s filings to learn more about the risk factors associated with DPL’s businesses. DPL undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Any security holder who desires copies of DPL’s periodic reports filed with the Securities and Exchange Commission may obtain copies (excluding exhibits) without charge by addressing a request to the Office of the Secretary, DPL Inc., 1065 Woodman Drive, Dayton, Ohio 45432. Exhibits also may be requested, but a charge equal to the reproduction cost thereof will be made. Copies of such reports also may be obtained by visiting DPL’s website at www.dplinc.com.
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